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                                                                    EXHIBIT 99.1

                 Danskin, Inc. Successfully Completes Financing
                  at $19.2 MM in Capital and $15.2 MM in Equity

NEW YORK, NEW YORK -- December 9, 1999 -- Danskin, Inc. (OTC Bulletin Board:
DANS) today announced the successful completion of the first phase of the Company's previously announced financing. This phase of the financing consisted of $15.2MM of Series E Senior Convertible Preferred Stock and $4MM of Senior Term Debt. In addition, the holders of the Company's $12MM face value of Series D Senior Convertible Preferred Stock converted their Preferred Stock to Common Stock, adding an additional $12MM of equity to the Company's balance sheet. Donald Schupak, Danskin Inc.'s Chairman, stated that the Company is considering a second closing of up to $4.8MM of additional Series E Preferred Stock for which the Company has received substantial expressions of interest.

Schupak said, "The successful closing of the Company's financing, the conversion of $12MM of preferred stock into common equity, and the expressions of interest the Company has received for an additional preferred offering, represents a resounding vote of confidence in the Company's new management and its strategic direction."

"The Company now has a strong balance sheet to begin the new millennium and its 120th year in business. We have many initiatives under way which we fully anticipate will bring the kind of success to Danskin and its shareholders that its brand heritage deserves. The Company's previously announced Project Runrite is making great strides toward reducing infrastructure costs and increasing margins, and the Danskin Clothes for Living vision is opening new channels of distribution and strengthening existing relationships. In addition, the Company's enhanced balance sheet will provide much more flexibility and bargaining power with respect to discussions with our vendors," continued Schupak.

Danskin, Inc. markets and manufactures leading brands of women's activewear and dancewear under the Danskin(R)(R), Danskin Plus(R)(R), Danskin Packables and Zen Sport(R)(R) from Danskin trademarks and legwear under the Danskin(R)(R), Givenchy(R)(R), and Round the Clock(R)(R) trademarks. Pennaco Hosiery, a division of Danskin, Inc. is a manufacturer of private label hosiery sold in department and fine specialty stores. For store locations, consumers may call 888-DANSKIN.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITH RESPECT TO OPERATIONS, ASSUMPTIONS, THE FINANCIAL CONDITION AND FUTURE PERFORMANCE OF THE COMPANY. ADDITIONAL INFORMATION ON RISK FACTORS THAT COULD POTENTIALLY HAVE A MATERIAL IMPACT ON THE COMPANY'S OPERATIONS AND FINANCIAL POSITION, AND RISK FACTORS RELATING TO THE MANAGEMENT OF THE COMPANY IS CONTAINED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.